As filed with the Securities and Exchange Commission on October 24, 2014
Registration No. 333-09235
Registration No. 333-27085
Registration No. 333-125116
Registration No. 333-175214
Registration No. 333-187567

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-09235
FORM S-8 REGISTRATION STATEMENT NO. 333-27085
FORM S-8 REGISTRATION STATEMENT NO. 333-125116
FORM S-8 REGISTRATION STATEMENT NO. 333-175214
FORM S-8 REGISTRATION STATEMENT NO. 333-187567

UNDER THE SECURITIES ACT OF 1933

TF FINANCIAL CORPORATION
 (Exact name of registrant as specified in its charter)

Pennsylvania	74-2705050
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3 Penns Trail
Newtown, Pennsylvania 18940
(215) 579-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TF Financial Corporation 1996 Directors Stock Option Plan
TF Financial Corporation 1997 Stock Option Plan
TF Financial Corporation 2005 Stock-Based Incentive Plan
TF Financial Corporation 2011 Directors Stock Compensation Plan
TF Financial Corporation 2012 Stock Option Plan
(Full title of the plans)

Dennis R. Stewart
Executive Vice President and Chief Financial Officer
3 Penns Trail
Newtown, Pennsylvania 18940
(215) 579-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard Fisch, Esq.
Joan S. Guilfoyle, Esq.
Spidi & Fisch, PC
1227 25th Street, N.W., Suite 200 West
Washington, D.C.  20037
(202) 434-4660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Deregistration of Securities

TF Financial Corporation (the “Company”) is filing this Post-Effective Amendment No. 1 in order to deregister certain shares of its common stock, $0.10 par value per share (the “Common Stock”), that were previously registered by the Company pursuant to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-09235, filed with the SEC on July 31, 1996, relating to the registration of 25,000 shares of the Common Stock of the Company issuable under the TF Financial Corporation 1996 Directors Stock Option Plan.

•
Registration Statement No. 333-27085, filed with the SEC on May 14, 1997, relating to the registration of 240,000 shares of the Common Stock of the Company issuable under the TF Financial Corporation 1997 Stock Option Plan.

•
Registration Statement No. 333-125116, filed with the SEC on May 20, 2005, relating to the registration of 240,000 shares of the Common Stock of the Company issuable under the TF Financial Corporation 2005 Stock-Based Incentive Plan.

•
Registration Statement No. 333-175214, filed with the SEC on June 29, 2011, relating to the registration of 36,000 shares of Common Stock of the Company issuable under the TF Financial Corporation 2011 Directors Stock Compensation Plan.

•
Registration Statement No. 333-187567, filed with the SEC on March 27, 2013, relating to the registration of 275,000 shares of Common Stock of the Company issuable under the TF Financial Corporation 2012 Stock Option Plan.

Pursuant to the Agreement and Plan of Merger, dated as of June 3, 2014, by and between the Company and National Penn Bancshares, Inc. (the “Agreement”), the Company is being merged with and into National Penn Bancshares, Inc., effective as of October 24, 2014 (the “Merger”).  As contemplated by the Agreement and as set forth in the Agreement and Plan of Merger, dated as of June 3, 2014, by and between 3rd Fed Bank, the wholly-owned subsidiary of the Company, and National Penn Bank, the wholly-owned subsidiary of National Penn Bancshares, Inc., 3rd Fed Bank is being merged with and into National Penn Bank immediately following the Merger.

In connection with the Merger, the Company has terminated the offering of its Common Stock, including any Common Stock underlying options, that was registered under the Registration Statements.  In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the respective offerings, the Company hereby amends the Registration Statements to remove from registration all shares of the Company’s Common Stock registered but remaining unsold as of the date hereof, if any, under the Registration Statements and to terminate the effectiveness of the Registration Statements.

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown, Commonwealth of Pennsylvania, on October 24, 2014.

TF FINANCIAL CORPORATION

By:	/s/ Kent C. Lufkin
Kent C. Lufkin
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kent C. Lufkin
Kent C. Lufkin	President and Chief Executive Officer (Principal Executive Officer)	October 24, 2014

/s/ Dennis R. Stewart
Dennis R. Stewart	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 24, 2014

/s/ Robert N. Dusek
Robert N. Dusek	Chairman of the Board	October 24, 2014

/s/ Carl F. Gregory
Carl F. Gregory	Director	October 24, 2014

/s/ H. Donald Perkins, Jr.
H. Donald Perkins, Jr.	Director	October 22, 2014

/s/ Dennis Pollack
Dennis Pollack	Director	October 24, 2014

/s/ Joseph F. Slabinski, III
Joseph F. Slabinski, III	Director	October 24, 2014

/s/ Kenneth A. Swanstrom
Kenneth A. Swanstrom	Director	October 24, 2014

/s/ Albert M. Tantala, Sr.
Albert M. Tantala, Sr.	Director	October 24, 2014

/s/ James B. Wood
James B. Wood	Director	October 24, 2014